Exhibit 10.5

FIRST AMENDMENT

TO

AMNEDED AND RESTATED SECURED PROMISSORY NOTE

THIS FIRST AMENDMENT (this “Amendment”), dated as of October ___, 2024, to that certain Amended and Restated Secured Promissory Note issued as of May 1, 2024 (the “Note”), by GREENLANE HOLDINGS, INC., a Delaware corporation (the “Company”), and that certain Loan Modification Agreement dated as of May 1, 2024 (the “Loan Agreement”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Note, or if not defined therein, the Purchase Agreement (as defined below) or the Loan Agreement.

WHEREAS, the Company entered into to that certain Purchase and Assignment Agreement of Amended and Restated Promissory Note, dated as of August 16, 2024 (the “Purchase Agreement”), with the Holder set forth on the signature page attached thereto, pursuant to which the Note and Loan Agreement were assigned to the Holder and assumed by the Company;

WHEREAS, Section 9.10 of the Note provides that any term of the Note may be amended only by an instrument in writing executed by the Company and the Holder;

WHEREAS, the Company entered into that certain Subscription Agreement, dated as of August 7, 2024, with the Holder, pursuant to which the Company issued a Convertible Note to the Buyer (the “Bridge Note”);

WHEREAS, the Company and the Holder desire to (i) extend the Maturity Date of the Note, (ii) increase the principal sum of the Note to $3,995,000 to include the amount of the obligations under the Bridge Note in addition to the current outstanding principal under the Note, (iii) increase the right of the Holder to receive 50% of the gross proceeds from (x) any sale of equity or debt securities of the Company; or (y) any warrants of the Company exercised, each deemed to be a “Material Transaction”, and (iv) provide for the ability of the Holder to convert the Note and provide the terms for such conversion, as set forth herein; and

WHEREAS, in consideration for the extension of the Maturity Date, the Company shall issue the Holder 500,000 warrants with an exercise price of $3.04 per share.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the Company and the Holder hereby agree as follows:

1. Maturity Date Extension. Section 1.1 of the Note is hereby amended to provide that the “Maturity Date” (as defined and set forth in the Note) shall be October 29, 2025, and any and all other references in the Note to the “Maturity Date” shall be deemed to refer to the Maturity Date as amended hereby.

2. Principal Sum. All references to the principal sum of the Note shall be $3,995,000, and any and all references in the Note to the Principal Amount shall be deemed to refer to the principal sum as amended hereby.

3. Conversion. Section 10 is hereby added to the end of the Note:

“Section 10. CONVERSION OF NOTES. At any time or times after the Issuance Date, this Note shall be convertible into shares of Common Stock, on the terms and conditions set forth in this Section 10.

(a) Conversion Right. Subject to the provisions of Section 10(d), at any time or times on or after the Original Issuance Date, the Holder shall be entitled to convert all or any portion of the outstanding and unpaid Conversion Amount into fully paid and nonassessable shares of Common Stock in accordance with Section 10(c), at the Conversion Rate (as defined below). The Company shall not issue any fraction of a share of Common Stock upon any conversion. If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share. The Company shall pay any and all transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount.

(b) Conversion Rate. The number of shares of Common Stock issuable upon conversion of any Conversion Amount pursuant to Section 10(a) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Rate”).

(i) “Conversion Amount” means the sum of (x) the portion of the Principal to be converted, redeemed or otherwise with respect to which this determination is being made, and (y) accrued and unpaid interest, if any, with respect to such Principal.

(ii) “Conversion Price” means, as of any Conversion Date or other date of determination, $3.17, subject to adjustment as provided herein.

(c) Mechanics of Conversion.

(i) Optional Conversion. To convert any Conversion Amount into shares of Common Stock on any date (a “Conversion Date”), the Holder shall (A) transmit by electronic mail (or otherwise deliver), for delivery on or prior to 11:59 p.m., New York time, on such date, a copy of an executed notice of conversion in a form to be agreed upon between Company and Holder (a “Conversion Notice”) to the Company and (B) if required by Section 10(c)(iii), but without delaying the Company’s requirement to deliver shares of Common Stock on the applicable Share Delivery Date (as defined below), surrender this Note to a common carrier for delivery to the Company as soon as practicable on or following such date. No ink-original Conversion Notice shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Conversion Notice be required. On or before the first (1st) Trading Day following the date of delivery of a Conversion Notice, the Company shall transmit by electronic mail a confirmation of receipt of such Conversion Notice to the Holder and the Company’s transfer agent (the “Transfer Agent”). On or before the earlier of (i) the first (1st) Trading Day and (ii) the number of Trading Days comprising the Standard Settlement Period, in each case, following the date on which the Holder has delivered the applicable Conversion Notice to the Company (a “Share Delivery Date”), the Company shall (x) provided that the Transfer Agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program and (A) the applicable Conversion Shares are subject to an effective resale registration statement in favor of the Holder or (B) if converted at a time when Rule 144 would be available for resale of the applicable Conversion Shares by the Holder, credit such aggregate number of Conversion Shares to which the Holder is entitled pursuant to such conversion to the Holder’s or its designee’s balance account with DTC through its Deposit / Withdrawal At Custodian system, or (y) if (A) the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program or (B) the applicable Conversion Shares are not subject to an effective resale registration statement in favor of the Holder and, if converted at a time when Rule 144 would not be available for resale of the applicable Conversion Shares by the Holder, issue and deliver to the address as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled. For purposes of this Agreement, “Standard Settlement Period” means the standard settlement period, expressed in a number of Business Days, on the principal securities exchange or securities market on which the Common Stock is then traded as in effect on the date of delivery of the applicable Conversion Notice. If this Note is physically surrendered for conversion as required by Section 10(c)(iii) and the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than two (2) Business Days after delivery of this Note and at its own expense, issue and deliver to the Holder a new Note representing the outstanding Principal not converted. The Person or Persons entitled to receive the shares of Common Stock issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such shares of Common Stock on the applicable Conversion Date, irrespective of the date such Conversion Shares are credited to the Holder’s account with DTC or the date of delivery of the certificates evidencing such Conversion Shares, as the case may be. The Company’s obligations to issue and deliver shares of Common Stock in accordance with the terms and subject to the conditions hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination. While any Notes are outstanding, the Company shall use a transfer agent that participates in the DTC Fast Automated Securities Transfer Program.

(ii) Company’s Failure to Timely Convert. If the Company shall fail, for any reason or no reason, on or prior to the applicable Share Delivery Date to issue and deliver a certificate to the Holder, if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program or if converted, at a time when the applicable Conversion Shares are not subject to an effective resale registration statement in favor of the Holder and Rule 144 would not be available for resale of the applicable Conversion Shares by the Holder, or credit the Holder’s balance account with DTC, if the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program and (a) the applicable Conversion Shares are subject to an effective resale registration statement in favor of the Holder or (b) if converted at a time when Rule 144 would be available for resale of the applicable Conversion Shares by the Holder, for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion of any Conversion Amount (a “Conversion Failure”), then (A) the Company shall pay cash to the Holder for each Trading Day of such Conversion Failure in an amount equal to 1.5% of the product of (1) the sum of the number of shares of Common Stock not issued to the Holder on or prior to the applicable Share Delivery Date and to which the Holder is entitled, and (2) any trading price of the Common Stock selected by the Holder in writing as in effect at any time during the period beginning on the applicable Conversion Date and ending on the applicable Share Delivery Date and (B) the Holder, upon written notice to the Company, may void its Conversion Notice with respect to, and retain or have returned, as the case may be, any portion of this Note that has not been converted pursuant to such Conversion Notice; provided that the voiding of a Conversion Notice shall not affect the Company’s obligations to make any payments which have accrued prior to the date of such notice pursuant to this Section 10(c)(ii) or otherwise. In addition to the foregoing, if the Company shall fail on or prior to the applicable Share Delivery Date to issue and deliver a certificate to the Holder if (A) the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program or (B) the applicable Conversion Shares are not subject to an effective resale registration statement in favor of the Holder and, if converted at a time when Rule 144 would not be available for resale of the applicable Conversion Shares by the Holder, or credit the Holder’s balance account with DTC if the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program and (A) the applicable Conversion Shares are subject to an effective resale registration statement in favor of the Holder or (B) if converted at a time when Rule 144 would be available for resale of the applicable Conversion Shares by the Holder, for the number of shares of Common Stock to which the Holder is entitled upon the Holder’s conversion of any Conversion Amount or on any date of the Company’s obligation to deliver shares of Common Stock as contemplated pursuant to clause (y) below, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by the Holder of Common Stock issuable upon such conversion that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within two (2) Business Days after the Holder’s request and in the Holder’s discretion, either (x) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to issue and deliver such certificate or credit the Holder’s balance account with DTC for the shares of Common Stock to which the Holder is entitled upon the Holder’s conversion of the applicable Conversion Amount shall terminate, or (y) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such shares of Common Stock or credit the Holder’s balance account with DTC for such shares of Common Stock and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) any trading price of the Common Stock selected by the Holder in writing as in effect at any time during the period beginning on the applicable Conversion Date and ending on the applicable Share Delivery Date. Nothing herein shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing shares of Common Stock (or to electronically deliver such shares of Common Stock) upon conversion of this Note as required pursuant to the terms hereof.

(iii) Registration; Book-Entry. The Company shall maintain a register (the “Register”) for the recordation of the names and addresses of the holders of each Note and the Principal amount of the Notes (and stated interest thereon) held by such holders (the “Registered Notes”). The entries in the Register shall be conclusive and binding for all purposes absent manifest error. The Company and the holders of the Notes shall treat each Person whose name is recorded in the Register as the owner of a Note for all purposes, including, without limitation, the right to receive payments of Principal and Interest, if any, hereunder, notwithstanding notice to the contrary. A Registered Note may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register. Upon its receipt of a request to assign or sell all or part of any Registered Note by the Holder, the Company shall record the information contained therein in the Register and issue one or more new Registered Notes in the same aggregate Principal amount as the Principal amount of the surrendered Registered Note to the designated assignee or transferee pursuant to Section 9.8. Notwithstanding anything to the contrary in this Section 10(c)(iii), the Holder may assign any Note or any portion thereof to an Affiliate of the Holder or a Related Fund of the Holder without delivering a request to assign or sell the Note to the Company and the recordation of such assignment or sale in the Register (a “Related Party Assignment”); provided, that (x) the Company may continue to deal solely with such assigning or selling Holder unless and until the Holder has delivered a request to assign or sell the Note or portion thereof to the Company for recordation in the Register; (y) the failure of such assigning or selling Holder to deliver a request to assign or sell the Note or portion thereof to the Company shall not affect the legality, validity, or binding effect of such assignment or sale and (z) such assigning or selling Holder shall, acting solely for this purpose as a non-fiduciary agent of the Company, maintain a register (the “Related Party Register”) comparable to the Register on behalf of the Company, and any such assignment or sale shall be effective upon recordation of such assignment or sale in the Related Party Register. Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Conversion Amount represented by this Note is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Note upon physical surrender of this Note. The Holder and the Company shall maintain records showing the Principal and Interest, if any, converted and/or paid (as the case may be) and the dates of such conversions, and/or payments (as the case may be) or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion. If the Company does not update the Register to record such Principal and Interest converted and/or paid (as the case may be) and the dates of such conversions and/or payments (as the case may be) within two (2) Business Days of such occurrence, then the Register shall be automatically deemed updated to reflect such occurrence.

(iv) Pro Rata Conversion; Disputes. In the event that the Company receives a Conversion Notice from the Holder and one or more holder of Other Notes for the same Conversion Date and the Company can convert some, but not all, of such portions of this Note and/or the Other Notes submitted for conversion, the Company, subject to Section 3(d), shall convert from the Holder and each holder of Other Notes electing to have Notes converted on such date, a pro rata amount of such holder’s portion of the Note and its Other Notes submitted for conversion based on the Principal amount of this Note and principal amounts of the Other Notes submitted for conversion on such date by such holder relative to the aggregate Principal amount of this Note and all Other Notes submitted for conversion on such date. In the event of a dispute as to the number of shares of Common Stock issuable to the Holder in connection with a conversion of this Note, the Company shall issue to the Holder the number of shares of Common Stock not in dispute and resolve such dispute in accordance with the terms herein.

(v) [Intentionally Omitted].

(d) Beneficial Ownership Conversion Limitations. Notwithstanding anything to the contrary contained herein, the Company shall not issue any shares of Common Stock pursuant to the terms of this Note, and the Holder shall not have the right to any shares of Common Stock otherwise issuable pursuant to the terms and conditions of this Note and any such issuance shall be null and void and treated as if never made, to the extent that after giving effect to such issuance, the Holder together with the other Attribution Parties collectively would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the number of shares of Common Stock outstanding immediately after giving effect to such issuance. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by the Holder and the other Attribution Parties shall include the number of shares of Common Stock held by the Holder and all other Attribution Parties plus the number of shares of Common Stock issuable pursuant to the terms of this Note with respect to which the determination of such sentence is being made, but shall exclude the number of shares of Common Stock which would be issuable (i) pursuant to the terms of the remaining, nonconverted portion of this Note beneficially owned by the Holder or any of the other Attribution Parties and (ii) upon exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any convertible notes or convertible preferred stock or warrants, including the Other Notes and Warrants) beneficially owned by the Holder or any other Attribution Party subject to a limitation on conversion or exercise analogous to the limitation contained in this Section 10(d). For purposes of this Section 10(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of determining the number of outstanding shares of Common Stock the Holder may acquire pursuant to the terms of the Note without exceeding the Maximum Percentage, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (i) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other public filing with the SEC, as the case may be, (ii) a more recent public announcement by the Company or (iii) any other written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding (the “Reported Outstanding Share Number”). If the Company receives a Conversion Notice from the Holder at a time when the actual number of outstanding shares of Common Stock is less than the Reported Outstanding Share Number, the Company shall notify the Holder in writing of the number of shares of Common Stock then outstanding and, to the extent that such Conversion Notice would otherwise cause the Holder’s beneficial ownership, as determined pursuant to this Section 10(d), to exceed the Maximum Percentage, the Holder shall notify the Company of a reduced number of shares of Common Stock to be purchased pursuant to such Conversion Notice. For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) Trading Day confirm orally and in writing or by electronic mail to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Note, by the Holder and any other Attribution Party since the date as of which the Reported Outstanding Share Number was reported. In the event that the issuance of shares of Common Stock to the Holder upon conversion of this Note would result in the Holder and the other Attribution Parties being deemed to beneficially own, in the aggregate, more than the Maximum Percentage of the number of outstanding shares of Common Stock (as determined under Section 13(d) of the Exchange Act), the number of shares so issued by which the Holder’s and the other Attribution Parties’ aggregate beneficial ownership would exceed the Maximum Percentage (the “Excess Shares”) shall be deemed null and void and shall be cancelled ab initio and any portion of the Conversion Amount so converted shall be reinstated, and the Holder shall not have the power to vote or to transfer the Excess Shares. Upon delivery of a written notice to the Company, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% as specified in such notice; provided that (i) any such increase in the Maximum Percentage will not be effective until the sixty-first (61st) day after such notice is delivered to the Company and (ii) any such increase or decrease will apply only to the Holder and the other Attribution Parties and not to any other holder of Notes that is not an Attribution Party of the Holder. For purposes of clarity, the shares of Common Stock issuable pursuant to the terms of this Note in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the Exchange Act. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 10(d) to the extent necessary to correct this paragraph (or any portion of this paragraph) which may be defective or inconsistent with the intended beneficial ownership limitation contained in this Section10(d) or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitation contained in this paragraph may not be waived and shall apply to a successor holder of this Note.

4. Mandatory Repayments. Each of Section 5.5(b)(ii), Section 5.5(c) and Section 5.5(d) of the Note is hereby deleted in its entirety and Section 5.5(b)(i) of the Note is hereby amended to read as follows:

“Fifty percent (50%) of the Net Proceeds from a Material Transaction, which, for avoidance of doubt, shall include any exercise of any of the Company’s warrants or additional capital raised pursuant to one or more transactions involving the issuance of any securities, shall be paid to Lender by the Company promptly following the closing of such Material Transaction, and such payment will be treated as a payment of the Loan, such that the outstanding and unpaid principal amount of the Loan or any accrued and unpaid interest will be reduced by the amount of such payment to Lender; and;”

5. Interest. Notwithstanding anything to the contrary contained in the Note and/or Loan Agreement, the parties hereto acknowledge and agree that no interest under the Note and/or the Loan Agreement shall be required to be paid other than to the extent the source for the payment is as set forth in Section 5.5(b)(i) of the Note, as amended. Any such interest shall continue to accrue to the extent not paid, and no default or Event of Default under the Note and/or Loan Agreement shall be deemed to occur solely by virtue of the failure of the Company to pay interest under such Note and/or Loan Agreement so long as the Company remains in compliance with the provisions of Section 5.5(b)(i) of the Note, as amended. In the event of a payment pursuant to Section 4 hereof, such payment shall first be applied to any penalties or interest due under the Note.

6. Warrants. In consideration for the extension of the Maturity Date and other concessions made by the Holder as set forth herein, the Company shall issue the Holder a warrant to purchase 500,000 shares of common stock at an exercise price of $3.04 per share, which Warrant shall be in the form of Exhibit A hereto.

7. No Other Amendments. Unless expressly amended by this Amendment, the terms and provisions of the Note and the Loan Agreement shall remain in full force and effect.

8. Titles and Subtitles. The titles of the sections and subsections of this Amendment are for convenience and reference only and are not to be considered in construing this Amendment.

9. Governing Law. This Amendment shall be governed by, and construed and enforced in accordance with, the Laws of the State of New York without regard to the choice of law principles thereof.

10. Counterparts. This Amendment may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original and all such counterparts shall together constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Amendment as of the date first written above.

COMPANY:

GREENLANE HOLDINGS, INC..

By:
Name:
Title:

HOLDER (if an entity):

Name of Entity:

By:
Name:
Title:

HOLDER (if an individual):

By:
Name: